Exhibit 5.1

October 18, 2021

Viper Energy Partners LP

500 West Texas Avenue, Suite 1200

Midland, Texas 79701

Re:	Viper Energy Partners LP

Registration Statement on Form S-3/ASR

Ladies and Gentlemen:

We have acted as counsel to Viper Energy Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-3/ASR (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offer and sale, as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”), and any supplements to the Prospectus (each a “Prospectus Supplement”), by Swallowtail Royalties LLC and Swallowtail Royalties II LLC (together, the “Swallowtail Entities”) and certain of their respective transferees identified in the Registration Statement, the Prospectus or any Prospectus Supplement (the “Selling Unitholders”) of up to 15,250,000 common units (the “Secondary Units”) representing limited partnership interests in the Partnership (the “Common Units”). The Secondary Units were issued by the Partnership to the Swallowtail Entities in connection with the closing of the acquisition of certain mineral and royalty interests by the Partnership and its operating subsidiary, Viper Energy Partners LLC (“OpCo”), from the Swallowtail Entities on October 1, 2021. The Secondary Units may be offered, sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the Prospectus and any Prospectus Supplement pursuant to Rule 415 under the Act. This opinion is being furnished at the request of the Partnership and in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such partnership records of the Partnership and other certificates and documents of officials of the Partnership or its general partner and OpCo, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that, upon sale and delivery, (i) if constituting certificated Secondary Units, the certificates therefor will conform to the specimen thereof included as Exhibit A to the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended and as in effect on the date hereof (as hereafter amended from time to time, the “Partnership Agreement”) and filed as an exhibit to the Registration Statement, and will have been duly countersigned by the transfer agent and duly registered by the registrar for

1111 Louisiana Street | 44th Floor | Houston, TX 77002-5200 | USA | Tel. (713) 220-5800

Viper Energy Partners LP

October 18, 2021

the Common Units of the Partnership or (ii) if constituting uncertificated Secondary Units, valid book-entry notations for the issuance of such Secondary Units in uncertificated form will have been duly made in the register of Common Units of the Partnership. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the general partner of the Partnership, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Secondary Units have been duly authorized in accordance with the Partnership Agreement and validly issued and holders of such Secondary Units have no obligation to make any further payments to the Partnership for the issuance of such Secondary Units or contributions to the Partnership solely by reason of their ownership of such Secondary Units, except for their obligations to repay any funds wrongfully distributed to them.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.

We have assumed that, at the time of each offering and sale of Secondary Units, (i) the Registration Statement, and any amendments thereto (including post-effective amendments), is or will have become effective under the Act and such effectiveness shall not have been terminated or rescinded, (ii) to the extent required by the rules and regulations under the Act, a Prospectus Supplement will have been prepared and filed with the Securities and Exchange Commission describing such offering and sale, (iii) such Secondary Units will have been sold in compliance with applicable U.S. federal and state securities laws and pursuant to and in the manner stated in the Registration Statement, the Prospectus and any applicable Prospectus Supplement, and (iv) if applicable, a definitive purchase, underwriting or similar agreement with respect to the sale of such Secondary Units will have been duly authorized, executed and delivered by the Partnership and the other parties thereto.

B.

We express no opinion as to the laws of any jurisdiction other than the Delaware LP Act. As used herein, the term “Delaware LP Act” includes the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

C.

This letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Partnership or any other person or any other circumstance.

Viper Energy Partners LP

October 18, 2021

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP